Exhibit 5.2

Our ref     MSJ/636363/21597539v12

Vantage Drilling Company

PO Box 309

Ugland House

Grand Cayman KY1-1104

Cayman Islands

3	August 2011

Dear Sirs

Vantage Drilling Company (the “Company”), Offshore Group Investment Limited (“OGIL”), Emerald Driller Company (“Emerald”), Sapphire Driller Company (“Sapphire”), P2020 Rig Co. (“P2020”), P2021 Rig Co. (“P2021”), Vantage International Management Co. (“VIMCO”), Vantage Holdings Malaysia I Co. (“Vantage Malaysia”), Vantage Driller I Co. (“VD I”), Vantage Driller II Co. (“VD II”), Vantage Driller III Co. (“VD III”), Vantage Driller IV Co. (“VD IV”), Vantage Driller V Co. (“VD V”), Vantage Deepwater Company (“Deepwater”), Vantage Holdings Caymans (“Holdings” and together with OGIL, Emerald, Sapphire, P2020, P2021, VIMCO, Vantage Malaysia, VD I, VD II, VD III, VD IV, VD V and Deepwater, the “Guarantors” and the Company and the Guarantors, together the “Companies”)

We have acted as Cayman Islands counsel to the Companies in connection with the Company’s registration statement dated 3 August 2011 (the “Registration Statement”) on Form S-3, including all amendments or supplements thereto (the “Form S-3”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, (the “Act”) relating to securities to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act. Such securities include (a) debt securities of the Company (the “Debt Securities”); (b) guarantees of debt securities issued by the Company or subsidiaries of the Company (“Subsidiary Guarantees”); (c) ordinary shares of the Company of par value US$0.001 per share (the “Ordinary Shares”); (d) preferred shares of the Company of par value US$0.001 per share (the “Preferred Shares” and, together with the Ordinary Shares, the “Shares”), which may be represented by depositary shares (the “Depositary Shares”) evidenced by depositary receipts (the “Depositary Receipts”); (e) contractual warrants to subscribe for securities in the Company (the “Warrants”); and (f) units consisting of Ordinary Shares, Preferred Shares, Debt Securities and/or Warrants (as defined below) (the “Units”).

We understand that Porter Hedges LLP, United States counsel to the Company, will deliver its opinion relating to the Debt Securities, the Depositary Shares, the Warrants and the Units that may be delivered pursuant to the Registration Statement.

1     DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	(a) The Certificate of Incorporation and Memorandum and Articles of Association of OGIL as registered or adopted on 30 July 2007, the Amended and Restated Memorandum and Articles of Association of OGIL adopted on 27 June 2008; (b) the Certificate of Incorporation and Memorandum and Articles of Association of the Company as registered or adopted on 14 November 2007 and the Amended and Restated Memorandum and Articles of Association of the Company adopted on 21 December 2009; (c) the Certificate of Incorporation and Memorandum and Articles of Association of Emerald as registered or adopted on 9 June 2008; (d) the Certificate of Incorporation and Memorandum and Articles of Association of Sapphire as registered or adopted on 9 June 2008; (e) the Certificate of Incorporation and Memorandum and Articles of Association of P2021 as registered or adopted on 22 July 2009 and the Amended and Restated Memorandum and Articles of Association of P2021 adopted on 18 December 2009; (f) the Certificate of Incorporation and Memorandum and Articles of Association of VD I as registered or adopted on 18 April 2008 and the Amended and Restated Memorandum and Articles of Association of VD I adopted on 27 June 2008; (g) the Certificate of Incorporation and Memorandum and Articles of Association of VD II as registered or adopted on 18 April 2008 and the Amended and Restated Memorandum and Articles of Association of VD II adopted on 27 June 2008; (h) the Certificate of Incorporation and Memorandum and Articles of Association of VD IV as registered or adopted on 6 May 2009 and the Amended and Restated Memorandum and Articles of Association of VD IV adopted on 27 July 2010; (i) the Certificate of Incorporation and Memorandum and Articles of Association of VIMCO as registered or adopted on 13 December 2007 and the Amended and Restated Memorandum and Articles of Association of VIMCO adopted on 27 June 2008; (j) the Certificate of Incorporation and Memorandum and Articles of Association of P2020 as registered or adopted on 22 July 2009 and the Amended and Restated Memorandum and Articles of Association of P2020 adopted on 31 August 2009; (k) the Certificate of Incorporation and Memorandum and Articles of Association of Vantage Malaysia as registered or adopted on 10 January 2011; (l) the Certificate of Incorporation of VD III dated 2 December 2008 and the Second Amended and Restated Memorandum and Articles of Association of VD III adopted on 13 July 2009; (m) the Certificate of Incorporation of VD V dated 9 February 2010 and the Amended and Restated Memorandum and Articles of Association of VD V adopted on 8 September 2010, (n) the Certificate of Incorporation and the Memorandum and Articles of Association of Holdings as registered or adopted on 8 June 2010; (o) the Certificate of Incorporation and the Memorandum and Articles of Association of Deepwater as registered or adopted on 9 June 2008.

1.2	the minutes of the meetings of the board of directors of the Company held on 10 June 2008, 4 May 2009, 5 July 2010 and 20 April 2011, the extracts from meetings of the board of directors of the Company held on 10 January 2010 and 26 July 2010 and the unanimous written resolutions of the directors of the Company dated 7 July 2008, 10 December 2008, 23 February 2009, 6 July 2009, 24 August 2009 and 6 December 2009;

1.3	the certificates of Good Standing issued by the Registrar of Companies in the Cayman Islands with respect to each of the Companies (the “Certificates of Good Standing”);

1.4	the certificates from a director of each of the Companies (the “Director’s Certificates”);

1.5	the Registration Statement; and

1.6	in the case of the Debt Securities, the form of indenture by the Company, as issuer (the “Indenture”).

2     ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificates and the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	the Indenture, the Depositary Receipts, the Warrants, the Subsidiary Guarantees, the form of the Warrant Agreement (the “Warrant Agreement”) and the Units have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2	the Indenture, the Depositary Receipts, the Debt Securities issuable under the Indenture, the Warrants, the Warrant Agreement, the Subsidiary Guarantees and the Units are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3	the choice of the laws of the State of New York as the governing law of the Indenture, the Debt Securities issuable under the Indenture, the Depositary Receipts, the Warrants, the Warrant Agreement, the Subsidiary Guarantees and the Units has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4	the Indenture, the Depositary Receipts, the Subsidiary Guarantees, the Warrants, the Warrant Agreement and the Units will be, or have been, duly executed and delivered by an authorised person of the parties thereto;

2.5	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.6	all signatures, initials and seals are genuine;

2.7	the Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and the Preferred Shares, and none of the Ordinary Shares or the Preferred Shares will be issued for less than par value;

2.8	there will be sufficient Ordinary Shares and Preferred Shares authorised for issue under the Company’s memorandum and articles of association;

2.9	the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Indenture, the Debt Securities issuable under the Indenture, the Depositary Receipts, the Subsidiary Guarantees, the Warrants, the Warrant Agreement and the Units;

2.10	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Debt Securities, the Depositary Receipts, the Shares, the Warrants or the Units;

2.11	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York; and

2.12	the Shares that have been, or will be, issued on the exercise of the Warrants (including the Shares that have been, or will be issued on the exercise of the warrants comprising part of the Units) have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders), as we have not inspected such register.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3     OPINIONS

Based upon, and subject to the foregoing assumptions and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	Each of the Companies is an exempted company duly incorporated and validly existing and in good standing under the law of the Cayman Islands.

3.2	Each of the Companies has full power and authority under its Memorandum and Articles of Association to enter into, execute and perform its obligations under the Indenture to which it will be a party and the Debt Securities or Subsidiary Guarantees issuable under each such Indenture to which it will be a party.

3.3	With respect to each issue of the Debt Securities, when (i) the board of directors of the Company or, to the extent permitted by the laws of the Cayman Islands and the Company’s Memorandum and Articles of Association, a duly constituted and acting committee or a duly authorised delegee thereof (such board of directors, committee, or delegee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with the terms of the Registration Statement, such Debt Securities will have been duly authorised, will be duly executed and delivered and will constitute valid and binding obligations of the Company.

3.4	With respect to each issue of the Subsidiary Guarantees, when (i) the board of directors of the relevant issuing Guarantor or, to the extent permitted by the laws of the Cayman Islands and the relevant Guarantor’s Memorandum and Articles of Association, a duly constituted and acting committee or a duly authorised delegee thereof has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; and (ii) duly executed and delivered on behalf of the relevant issuing Guarantor and authenticated in the manner set forth in the Indenture relating to such issue of Subsidiary Guarantees and delivered against due payment therefor pursuant to, and in accordance with the terms of the Registration Statement, such Subsidiary Guarantees will have been duly authorised and will have been duly executed and delivered on behalf of the relevant Guarantor and will constitute the valid and binding obligations of the relevant Guarantor.

3.5

With respect to the Ordinary Shares, when (i) the Company’s Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Ordinary Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the Company’s Board, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.6	With respect to the Preferred Shares, including shares represented by Depositary Shares, when (i) the Company’s Board has taken all necessary corporate action to approve and establish the terms of the Preferred Shares and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Preferred Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Preferred Shares (being not less than the par value of the Preferred Shares) has been fully paid in cash or other consideration approved by the Company’s Board, the Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.7	With respect to the Warrants, when (i) the Company’s Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a warrant agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the warrant agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.8	With respect to the Units, when (i) the Company’s Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a unit agreement relating to the Units shall have been duly authorised and validly executed and delivered by the Company and the financial institution designated as unit agent thereunder; and (iii) the certificates representing the Units have been duly executed, countersigned, registered and delivered in accordance with the unit agreement relating to the Units and the applicable definitive purchase, underwriting or similar agreement approved by the Company’s Board upon payment of the consideration therefor provided therein, the Units will be duly authorised, legal and binding obligations of the Company.

4     QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Companies in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.2	Under the Companies Law (2010 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2010 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Companies in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration

Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/S/ MAPLES and CALDER

MAPLES and CALDER